Exhibit 10.80

September 25, 2009

Mr. Ira Parker

224 Lowell Road

Wellesley, MA 02481

Dear Ira,

This letter is to re-confirm our discussion that the Company will extend the date by which you must initiate your relocation until March 31, 2010.

In addition, you will receive a one-time bonus in the amount of $60,000, less any applicable withholdings, to cover commuting expenses while traveling between Boston, Dulles and New York during the period of October 1, 2009 through March 31, 2010. This bonus will be paid to you on the second pay period following the execution of this agreement. If you voluntarily resign your employment with the Company within 6 months of the date of this letter, you agree that you will reimburse the Company a prorated amount of this bonus, at the rate of $10,000 per month equal to the number of months between your resignation date and March 31, 2010. In addition, you agree that any monies you owe to the Company pursuant to the terms of this letter shall be deducted from your final paycheck or any other payments that you may be entitled to from the Company at the time of your resignation.

If you are in agreement with this arrangement, please sign and date one copy of this letter, and return it to Gillian Pon, VP of Total Rewards.

Sincerely,

/s/ Dave Harmon
Dave Harmon
EVP, Human Resources

Accepted:	/s/ Ira Parker	Date:	9/29/09

770 Broadway    New York, NY     10003    USA